CONSENT OF BRS ENGINEERING

The undersigned hereby consents to:

(i)

the filing of the written disclosure (the “Energy Fuels Technical Disclosure”) regarding (a) the technical report entitled “Sheep Mountain Uranium Project, Fremont County, Wyoming, USA, Updated Preliminary Feasibility Study, National Instrument 43-101 Technical Report” dated April 13, 2012, and (b) the technical report entitled “Juniper Ridge Uranium Project, Carbon County, Wyoming, USA” dated January 27, 2014, contained in the Annual Information Form for the period ended December 31, 2014 (the “AIF”) of Energy Fuels Inc. (the “Company”) filed as an exhibit to the Company’s Form 40-F Annual Report for the period ended December 31, 2014, and any amendments thereto (the “40-F”), being filed with the United States Securities and Exchange Commission (the “SEC”);

(ii)

the incorporation by reference of such Energy Fuels Technical Disclosure in the 40-F and the AIF into the Company’s Form F-4 Registration Statement being filed with the SEC, and any amendments thereto (the “F-4”);

(iii)

the filing of the written disclosure (the “Uranerz Technical Disclosure”) regarding (a) the technical report entitled “Nichols Ranch Uranium Project, 43-101 Technical Report, Preliminary Economic Assessment” dated February 28, 2015, and (b) “Arkose Uranium Project, Mineral Resource and Exploration Target, 43-101 Technical Report” dated February 28, 2015, in the F-4;

(iv)	the incorporation by reference of the Uranerz Technical Disclosure in the Form 8-K of Uranerz Energy Corporation filed with the SEC on March 19, 2015 (the “8-K”) into the F-4; and

(v)	the use of our name in the AIF, the 40-F, the 8-K and the F-4.

BRS ENGINEERING

/s/ Douglas L. Beahm

Name: Douglas L. Beahm
Title: President BRS Engineering

Date: May 8, 2015